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                                                                   Exhibit 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and the related Prospectus of The PNC Financial Services Group, Inc. and PNC Funding Corp for the registration of $4,297,000,000 of common stock, preferred stock, guarantees, depositary shares, warrants and debt securities and to the incorporation by reference therein of our report dated January 31, 2001, with respect to the consolidated financial statements of The PNC Financial Services Group, Inc. incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
September 14, 2001











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